EXHIBIT 99.1

Press Release Source: Health Partnership Inc.

Health Partnership Inc. Signs Letter of Intent to Acquire Capital
Partners For Health & Fitness, Entering the Burgeoning Fitness Industry
Thursday December 22, 9:00 am ET

Company Plans to Acquire Profitable Raleigh Area Chain With Nine Fitness Centers and Over 60,000 Members

CHICAGO — (BUSINESS WIRE) — Dec. 22, 2005 — Health Partnership Inc. (OTCBB:HHPN — News; the “Company”) today announced that the Company has entered into a letter of intent to acquire privately-held Capital Partners For Health & Fitness, Inc. (“Capital Partners”), a Raleigh, N.C. area fitness center chain. Capital Partners currently operates nine fitness centers located in Raleigh, Cary, Durham, Garner and Fuquay Varina, N.C., and plans to open its tenth facility in Wake Forest, N.C., in early 2006. Financial highlights of Capital Partners’ business include the following:

o	Capital Partners’ business generated audited revenues of $9.3 million during 2004.

o	Capital Partners’ business generated audited net income of $1.3 million during 2004. No provision for income taxes was made because the business elected to be treated substantially as a partnership instead of as a corporation for income tax purposes.

o	Capital Partners’ business generated audited earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) of $2.08 million during 2004. A reconciliation of EBITDA to net income is included at the end of this release.

o	Capital Partners’ business generated unaudited net income in excess of $1.7 million during the nine month period ended September 30, 2005. No provision for income taxes was made because the business elected to be treated substantially as a partnership instead of as a corporation for income tax purposes.

The Company estimates that it will be able to reduce Capital Partners’ business expenses by over $1.05 million annually after the closing of the acquisition, by reducing total officer compensation expenses including salaries, payroll taxes and vehicle leases by over $900,000 annually, and by reducing legal fees by over $150,000 annually. So for the purpose of valuation, the Company estimates that after the closing of the acquisition, the Company will be able to increase the cash flow generated by Capital Partners’ business to over $3 million annually before capital expenditures and corporate income taxes.

The letter of intent contemplates that the Company will acquire Capital Partners in a merger, for an upfront consideration of $6,633,759 in cash plus $6,633,759 in the form of common stock of the Company. The shareholders of Capital Partners may also receive an earnout payment from the Company based upon the aggregate EBITDA of Capital Partners during the first eight full calendar quarters following the closing of the merger, to be paid at the Company’s election either solely in the form of common stock, or half in cash and half in common stock of the Company. The shareholders of Capital Partners will have so-called “piggyback” registration rights in regard to the first registration statement filed by the Company following the closing of the merger.

Closing of the transaction is subject to a number of conditions including a due diligence investigation of Capital Partners, the execution and delivery of mutually agreeable definitive documentation, completion of audits, a financing contingency, Board of Director approvals, and other closing conditions. The letter of intent contemplates that prior to the closing of the merger, among other things, the Company will use good faith efforts to raise up to $1 million to be loaned to Capital Partners as a bridge loan, a significant portion of which is expected to be used for club improvements. The Company and Capital Partners have agreed to use their best efforts to close the merger on or before February 15, 2006.

Douglas Stukel, the President of Health Partnership, stated, “Capital Partners is a nicely profitable, growing platform for Health Partnership to enter the burgeoning fitness industry. Health Partnership expects to aggressively acquire additional fitness center chains, physical therapy center chains, and possibly other businesses which enhance the active, health-conscious lifestyle of modern society.”

Reconciliation of EBITDA to Net Income

2004

Net income	$1,351,500
Interest expense	141,700
Income tax expense	--
Depreciation	584,700
Amortization	4,900

EBITDA	2,082,800

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The Company disclaims any obligation to update or amend any such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

Health Partnership Inc.
Douglas Stukel, 815-370-8318; dstukel@aol.com

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Source: Health Partnership Inc.